Exhibit 21.1

List of Subsidiaries

	Subsidiary*	Jurisdiction of Incorporation	Name Under Which the Subsidiary Does Business
1.	LPL Holdings, Inc.**	Massachusetts	LPL
2.	PTC Holdings, Inc.**	Ohio	PTC
3.	The Private Trust Company	Ohio	PTC
4.	Innovex Mortgage, Inc.	California	Innovex
5.	Linsco/Private Ledger Corp.	California	LPL
6.	Independent Advisors Group Corp.	Delaware	IAG
7.	UVEST Financial Services Group, Inc.	North Carolina	UVEST
8.	LPL Insurance Associates, Inc.	Delaware	LPL
9.	LPL Independent Advisor Services Group LLC	Delaware	LPL
10.	Associated Financial Group, Inc.	California	AFG
11.	Associated Planners Investment Advisory, Inc.	California	APIA
12.	Associated Securities Corp.	California	ASC
13.	Mutual Services Corporation	Michigan	MSC
14.	Contemporary Financial Solutions, Inc.	Delaware	CFS
15.	Mutual Services Corporation (Nevada)	Nevada	MSC
16.	MSC Insurance & Securities, Inc.	Arizona	MSC
17.	Mutual Services Mortgage, LLC	Delaware	MSC
18.	Waterstone Financial Group, Inc.	Illinois	WFG

* Except for Mutual Services Mortgage, LLC, all subsidiaries are wholly owned, directly or indirectly, by the Registrant.

** Holding companies.